Exhibit 99.1

    Medical Staffing Network Holdings Announces First Quarter 2006
                          Operating Results;
                   Restructuring Objectives Achieved

    BOCA RATON, Fla.--(BUSINESS WIRE)--April 26, 2006--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $95.0 million for the first quarter of 2006, a decrease of 2.8% from fourth quarter 2005 revenues of $97.7 million and a decrease of 5.6% from first quarter 2005 revenues of $100.6 million. Net loss for the first quarter of 2006 was $4.5 million, or $0.15 per share, which includes an after-tax charge of $3.8 million, or $0.13 per share, for restructuring and related goodwill impairment charges associated with the Company's previously announced per diem operation reorganization initiative. Net loss for the fourth quarter of 2005 was $0.3 million, or $0.01 per share, and $1.0 million, or $0.03 per share, for the first quarter of 2005.
    Commenting on the first quarter's results, Robert J. Adamson, chief executive officer, stated, "We substantially completed the previously announced restructuring of the Company. The restructuring activities were completed efficiently, and the Company experienced no reduction in its weekly revenues in the period after the closure of 13 branch locations. We have achieved the objectives of the restructuring, which included a $6.0 million reduction in annualized operating expenses. With the actions we have taken, coupled with our organic growth initiatives, we are confident that our objective to improve future profitability will be met."
    Gross profit was $19.7 million for the first quarter of 2006, a decrease of 8.0% from the gross profit of $21.4 million for both the fourth quarter of 2005 and the first quarter of 2005. The decreases on a sequential and year-over-year basis were due to the decline in revenues coupled with a decline in gross margin. Gross margin for the first quarter of 2006 was 20.7%, a decrease from a gross margin of 21.9% for the fourth quarter of 2005 and a decrease from the gross margin of 21.3% for the first quarter of 2005. The decrease from the first quarter of 2005 was primarily attributable to higher benefits and housing costs. The decrease from the fourth quarter of 2005 was primarily due to higher state and federal unemployment taxes, which historically occur during the first three to four months of the year.
    Selling, general and administrative expenses were $19.1 million, or 20.1% of revenues, in the first quarter of 2006, as compared with $20.1 million, or 20.6% or revenues, for the fourth quarter of 2005 and $20.9 million, or 20.7% of revenues, for the first quarter of 2005. The decreases on a sequential and year-over-year basis were primarily due to the cost savings resulting from the per diem operation reorganization initiative that was previously announced.
    During the first quarter of 2006, the Company recorded a $6.3 million pre-tax charge associated with the previously announced per diem operation reorganization initiative. The charge includes $3.1 million in costs related to severance and contract and lease terminations and approximately $3.2 million in non-cash goodwill impairment charges related to the branch closures. These charges are included in restructuring and other charges.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m., Eastern time, on Thursday, April 27. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's Web site at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to complete the per diem operation restructuring and generate the expected cost savings, our ability to continue to generate significant amounts of cash flow from operations, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
            Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                                                  Three Months Ended
                                                 March 26,  March 27,
                                                   2006        2005
                                                 ---------  ---------

Service revenues                                   $95,009   $100,576
Cost of services rendered                           75,295     79,132
                                                 ---------  ---------
 Gross profit                                       19,714     21,444
                                                 ---------  ---------

Operating expenses:
 Selling, general and administrative                19,122     20,857
 Depreciation and amortization                       1,101      1,468
 Restructuring and other charges                     6,272       --
                                                 ---------  ---------
   Total operating expenses                         26,495     22,325
                                                 ---------  ---------

Loss from operations                                (6,781)      (881)
Interest expense, net                                  689        797
                                                 ---------  ---------

Loss before benefit from income taxes               (7,470)    (1,678)
Benefit from income taxes                           (2,987)      (688)
                                                 ---------  ---------

Net loss                                           $(4,483)     $(990)
                                                 =========  =========

Basic and diluted net loss per share                $(0.15)    $(0.03)
                                                 =========  =========

Weighted average number of
 common shares outstanding:
  Basic and diluted                                 30,236     30,231

Operating Statistics:
Hours worked by professionals                        2,314      2,469


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)


                                                 March 26,   Dec. 25,
                                                   2006        2005
                                                 ---------  ---------
                                                (unaudited)
                                ASSETS
Current assets:
 Cash and cash equivalents                            $770        $42
 Accounts receivable, net                           57,006     55,863
 Other current assets                                5,961      6,542
                                                 ---------  ---------
   Total current assets                             63,737     62,447

Furniture and equipment, net                         8,269      8,427
Goodwill, net                                      127,406    130,589
Other assets, net                                    2,857      3,453
                                                 ---------  ---------

   Total assets                                   $202,269   $204,916
                                                 =========  =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and other current liabilities    $16,968    $14,416
 Accrued payroll and related liabilities             8,439      6,157
 Current portion of long-term debt                  23,603       --
                                                 ---------  ---------
   Total current liabilities                        49,010     20,573

Long-term debt                                        --       23,991
Deferred income taxes                                7,226      9,790
Other long-term obligations                          1,237      1,314
                                                 ---------  ---------
   Total liabilities                                57,473     55,668

Commitments and contingencies

Total stockholders' equity                         144,796    149,248
                                                 ---------  ---------

Total liabilities and stockholders' equity        $202,269   $204,916
                                                 =========  =========

    CONTACT: Medical Staffing Network Holdings, Inc.
             Sean M. Kerrigan, 561-322-1317
             www.msnhealth.com